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                                                                    EXHIBIT 99.1
CAPRI CORP.
2651 WARRENVILLE ROAD, DOWNERS GROVE, IL  60515  USA



                                                                 October 2, 2001



Dear Shareholders,


     Fiscal 2001 has been a difficult year in terms of revenues and earnings. The entire electronics market segment, and specifically the printed circuit board market, has been hard hit by the recent economic downturn. As a leading supplier of software and services to this market, we too have been adversely impacted. Although this trend will most likely continue into the first half of fiscal 2002, we are starting to see an up-tick in our customers' book-to-bill ratios.

In spite of these difficult market conditions, we have made significant accomplishments on several fronts.

     - Significant resources were devoted to the development of a new product called Engenix(TM). Engenix(TM), a pre-production engineering execution solution using rules-based technology to automate front-end processes, is poised to bring dramatic increases in productivity to printed wired boards engineering teams. Engenix(TM)solves a key engineering problem - the lack of integrated information - which makes engineering team collaboration a highly manual process, which can be inefficient, time and labor-intensive, and often error-prone. Engenix(TM) can transform a company's engineering expertise from a `production cost' into a strategic asset by formalizing engineering expertise into a decision support system. Engenix(TM)enhances a company's competitive position by reducing time to production and improving customer service and satisfaction through more accurate quotes and timely and improved order fulfillment.

     - The release of a major Paradigm(R) upgrade, Version 2.1, which has been well received by customers worldwide. This version incorporates many new features and functions that have been requested by customers. Version 2.1 now runs on multiple hardware platforms including Unix servers from IBM, HP, and SUN, in addition to numerous platforms running Microsoft NT / Windows 2000 Server. Our growing development team based in Bangalore, India, played a significant role in the release of this new product. With resources now in the US and India, we are now positioned to accelerate future development initiatives.

     - The investment in resources and the time invested in Asia over the last two years are now starting to show returns. During this difficult downturn, our focus has been on the growth in Asia. We have secured several significant accounts that will be influential in expanding sales activities in the region. We now have a full Chinese version of our Paradigm(R) product, which is supported by employees based in Hong Kong, Shenzen, and Taiwan.



                                     -Over-
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CAPRI CORP.


     - Our efforts towards entry into the Japanese market have finally been rewarded. We have recently signed agreements with two Japanese firms to install Paradigm(R) in their facilities. This Japanese version of Paradigm(R) will be fully supported by our Japanese distributor and the technical support staff in our India office.

     While we have implemented various cost containment initiatives, we continue to invest in products and capabilities that will result in future growth. With these initiatives in place, we believe we will be well positioned when market conditions return to normal levels.



     Sincerely,

     /s/  Mehul J. Dave

     Mehul J. Dave
     Chairman and President
     Capri Corp.